Dieterich & Associates
11300 West Olympic Boulevard, Suite 800
Los Angeles, California 90064

July 26, 2006

Neuralstem, Inc.
9700 Great Seneca Highway
Rockville, Maryland 20850

Gentlemen:

I refer to the Registration Statement on Form SB-2, the amended “Registration Statement” filed by Neuralstem, Inc., a Delaware corporation (the “Company”), with the United States Securities and Exchange Commission under the Securities Act of 1933, relating to the offer, by the selling shareholders listed therein and the Company, of 16,235,333 shares of common stock, $0.01 par value per share (the “Stock”).

As counsel to the Company, I have examined such corporate records, documents and questions of law as I have deemed necessary or appropriate for the purposes of this opinion, including a review of applicable federal law. In these examinations, I have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to me as copies. As to various questions of fact material to this opinion, I have relied upon statements and certificates of officers and representatives of the Company.

Based upon of this examination, I am of the opinion that under Delaware law, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws, the 16,235,333 shares of stock offered by the selling shareholders have been validly authorized, are legally issued, fully paid, and are non-assessable. If any of the 16,235,333 shares are transferred or sold in accordance with the terms of the prospectus, they would continue to be legally issued, fully paid, non-assessable shares of the Company.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in states that may require filings in connection with the registration of the Stock for an offer and sale in those states.

Respectfully,

/s/ Christopher Dieterich
Christopher H. Dieterich,
for Dieterich & Associates